Exhibit 99.1

 PRESS RELEASE

For Release:    Immediate
Contact:           Scott Monette
                         314/877-7113

RALCORP HOLDINGS, INC. ISSUES $270 MILLION
IN SEVEN-YEAR AND TEN-YEAR FIXED RATE SENIOR NOTES

St. Louis, MO, December 22, 2003. . . Ralcorp Holdings, Inc. (NYSE:RAH) today announced the completion of a $270 million private placement of Fixed Rate Senior Notes in three tranches. The first is a $145 million 4.24 percent Note due 2010 with annual amortization of principal beginning in 2006 (5-year average maturity). The second is a $50 million 5.43 percent Note with bullet maturity in 2013. The third is a $75 million 4.76 percent Note due 2013 with annual amortization of principal beginning in 2007 (7-year average maturity). At inception, the $270 million financing yields a weighted average interest rate of 4.60 percent. U.S. Bank N.A. and SPP Capital Partners, LLC, led the transaction as Advisors, placing the Senior Note tranches with eleven insurance and investment companies. The proceeds from the debt issuance will be used to reduce current borrowings under the Company’s existing financing arrangements and for general corporate purposes.

Commenting on the announcement, Ralcorp’s Corporate Vice President and Treasurer, Scott Monette, said, “The fixed rate private placement offers us a cost-efficient vehicle for extending the maturity of our debt.”

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts and chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, various sauces, frozen griddle products including waffles, pancakes and French toast, and other frozen pre-baked products. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

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